Exhibit 10.3

MASTER TRANSITION SERVICES AGREEMENT

This Master Transition Services Agreement (this “Agreement”) is entered into on [—], 2013, by and between SAIC, Inc., a Delaware corporation (the “Company” or “Leidos”) and SAIC Gemini, Inc., a Delaware corporation (“New SAIC”). Each of Leidos and New SAIC is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Distribution Agreement dated as of the date hereof, by and between Leidos and New SAIC (as such may be amended from time to time, the “Distribution Agreement”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate, pursuant to and in accordance with the Distribution Agreement, the Company into two separate, publicly traded companies, with Leidos to own and conduct, directly or indirectly, the Leidos Business and New SAIC to own and conduct, directly or indirectly, the New SAIC Business.

WHEREAS, in order to provide for an orderly transition in connection with the separation of New SAIC from the Company, each of Leidos and New SAIC desire to provide to the other certain services for specified periods following the Distribution Date, all in accordance with and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:

1. Services Provided.

(a) During the period commencing on the Distribution Date and ending on the applicable Termination Date (as defined in Section 11), Service Provider shall provide, or shall cause one or more of its Affiliates or a contractor, subcontractor, vendor or other third-party service provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, the services (the “Services”) described on Schedule A (Services provided by Leidos to New SAIC) or Schedule B (Services provided by New SAIC to Leidos) (collectively, the “Services Schedules”).

(b) With respect to each Service, the Party required to provide such Service is the “Service Provider” and the other Party is the “Service Recipient”. In performing the Services, Service Provider and each of its Affiliates shall provide, or ensure that any Third Party Provider shall provide, the Services consistent with the “Performance Standards”, which shall mean (i) in the same manner and at the same level of service (including, as applicable, with respect to type, frequency, quality, quantity and timeliness as compared with the six-month period prior to the Distribution Date, except as may be set forth in individual Service Schedules), (ii) with the same degree of skill and care, and (iii) with the same level of security (or any increased level of security required as a result of Leidos and New SAIC not being affiliates of each other following the Distribution) as provided and used by the Service Provider during the six-month period prior to the Distribution Date, which Services shall be free of material error. The Performance Standards shall in any event be standards that are commercially reasonable and would be acceptable to parties bargaining on an arm’s length basis.

(i) Notwithstanding the foregoing, if circumstances dictate that there must be an increase in the complexity of a Service (whether as a result of increased quantity or quality, changing frequency or regulatory requirements or otherwise), Service Recipient acknowledges and agrees that such Service may not be provided within the same amount of time as it had previously taken during such period, and, in such a case, Service Provider and each of its Affiliates shall use commercially reasonable efforts to provide, or to ensure that any Third Party Provider shall provide, such Service in a timely manner.

(ii) Notwithstanding anything herein to the contrary, the Services are to be provided in a manner that does not treat Service Recipient (or its Subsidiaries or its or their personnel or business) materially different than Service Provider treats itself (or its Affiliates or its or their personnel or business) in connection with the provision of a Self-Service (as defined in Section 2(d)).

(c) In the event Service Provider would like to provide a Service by using a Third Party Provider, if such Services were not provided by such Third Party Provider to Service Recipient during the six month period prior to the Distribution Date, Service Provider shall obtain the consent of Service Recipient (such consent shall not be unreasonably withheld, delayed or conditioned) prior to so providing such Service; provided further, that in any case, Service Provider shall remain responsible for the performance by any Third Party Provider of its obligations hereunder.

(d) Increased Services.

(i) Service Recipient may request additional quantities of Services beyond the quantities specified in the applicable Services Schedule (“Increased Services”) from Service Provider by providing written notice. Service Provider shall use commercially reasonable efforts to accommodate such request; it being understood, however, that Service Provider shall not be required to provide Increased Services if the Parties are unable to reach agreement on the terms thereof. Upon the mutual written agreement as to the nature, cost (including cost of additional equipment as stated in ii. below), duration and scope of such Increased Services, the Parties shall supplement in writing the Services Schedules hereto to include such Increased Services. Service Provider’s obligations with respect to providing any such Increased Services shall become effective only upon a new Services Schedule or an amendment to an existing Services Schedule being duly executed by the Parties.

(ii) Unless otherwise agreed by the Parties, if an Increased Service requires Service Provider to purchase any machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property (collectively, “Equipment”), Service Recipient shall bear the costs of such Equipment, which Service Provider will provide at cost. Upon the termination of the applicable Service, such Equipment shall be assigned and transferred to Service Recipient.

2. Payment.

(a) Except as otherwise provided on the applicable Services Schedule, for each Service, Service Recipient shall pay Service Provider an amount equal to the Service Costs (as defined below) for all Services being provided to Service Recipient.

(b) Except as otherwise provided on the applicable Services Schedule, the “Service Costs” for each Service shall be the cost to Service Provider (or its Affiliates) for providing Services, without fee, calculated in a manner consistent with past practice, including the following (but only to the extent allocable to the provision of the Services):

(i) the fully burdened cost (i.e., labor plus fringe, overhead and G&A) of personnel involved in providing the Services;

(ii) the aggregate cost impacts of any increases in Service Provider’s unit cost for Self-Service that is directly caused by Service Provider’s requirement to provide the Services described herein;

(ii) any reasonable out-of-pocket expenses incurred by Service Provider with Third Party Providers in connection with the provision of Services, without markup or fee, including to the extent applicable to the Services, one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with Third Party Providers providing Services in compliance with this Agreement, and including pursuing any warranty or indemnity against a Third Party Provider in accordance with Section 3(e);

(iii) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property) (a “Third Party License”), without markup or fee, including any termination, transfer, sublicensing, access, upgrade or conversion fees;

(iv) any sales, transfer, goods, services, value added, gross receipts or similar taxes, fees, charges or assessments (including any such taxes that are required to be withheld) arising out of such Service and incurred by Service Provider; provided that the Parties agree to use commercially reasonable efforts to minimize any such taxes, fees or assessments and Service Recipient shall not be obligated to pay any income or franchise taxes imposed on the Service Provider; and

(v) the cost of travel expenses that are reasonable and incurred in accordance with Service Provider’s normal travel policy and other reasonable miscellaneous out-of-pocket costs and expenses incurred by Service Provider; provided that, unless otherwise set forth in the applicable Services Schedule, any such expenses exceeding $5,000 per month for each Service shall require advance approval of Service Recipient.

(c) Except as otherwise provided on the applicable Services Schedule or required by applicable Law, all amounts shall be invoiced and paid in U.S. Dollars. To the extent necessary, local currency conversion on any such invoice shall be based on Service Provider’s internal exchange rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve-month period prior to the Distribution Date.

(d) With respect to any service that a Service Provider provides or causes an Affiliate to provide to itself or its Affiliates that is the same or substantially similar to a Service provided to Service Recipient or its Subsidiaries hereunder (such service, a “Self-Service”), Service Provider may stop providing such Self-Service to itself or its Affiliates as long as (i) such termination does not adversely affect the ability of Service Provider to deliver the Service to Service Recipient in accordance with the Performance Standards and (ii) Service Provider notifies Service Recipient of such termination as promptly as practicable and no later than ninety (90) days prior to the date it intends to stop providing the Self-Service. Further, if Service Provider terminates a Self-Service prior to the Termination Date applicable for the corresponding Service, the Service Costs of such Service following any such termination shall be calculated as if Service Provider had not terminated such Self-Service.

(e) Invoices and Payment.

(i) Except as provided on the applicable Services Schedule, Service Provider shall invoice Service Recipient for the Service Costs owed hereunder on fiscal quarterly basis, with Service Costs for all Services provided by Service Provider, its Affiliates or its Third Party Providers to Service Recipient in the last fiscal quarter included on a combined single invoice, and shall provide reasonable documentation supporting such Service Costs. Service Recipient shall pay the amount of such invoice by electronic transfer of immediately available funds not later than thirty (30) days after the date of such invoice.

(ii) Neither Party nor any of its respective Affiliates shall have a right of set-off against the other Party or its Subsidiaries, except in connection with any amounts billed hereunder.

(iii) In the event Service Recipient does not pay Service Provider in accordance with the terms hereof (a) all amounts so payable and past due shall accrue interest from the 31st day after the date of the invoice to the receipt of payment at a rate per annum equal to the six (6)-month LIBOR rate (as shown on the Reuters Screen LIBOR 01 Page (or on any successor or substitute of such page) at approximately 11:00 a.m. on the 31st day after the date of the invoice, or the next Business Day, if such day is not a Business Day) plus 3% (the “Interest Rate”, with the applicable rate to be recalculated every six months), until such amounts, together with all accrued and unpaid interest thereon, are paid in full, and (b) Service Recipient shall pay, as additional fees, all reasonable out-of-pocket costs and expenses incurred by Service Provider in attempting to collect and collecting amounts so due, including all reasonable attorneys fees and expenses.

(iv) In the event that Service Recipient in good faith disputes an invoice submitted by Service Provider, Service Recipient may withhold payment of any amount subject to the dispute; provided that (a) Service Recipient shall continue to pay all undisputed amounts in accordance with the terms hereof, (b) Service Recipient shall notify Service Provider, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed charges and (c) in the event any dispute is resolved in Service Provider’s favor, any amount that Service Recipient should have paid shall be deemed to have accrued interest at the Interest Rate from the date such payment should have been made. In the event of a dispute regarding the amount of any invoice, the Parties shall use all reasonable efforts to resolve such dispute within forty-five (45) days after Service Recipient provides written notification of such dispute to Service Provider. Each Party shall provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after written notification of the dispute. Unpaid fees that are under good faith dispute shall not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 2(e)(iv), the dispute resolution procedures set forth in Section 9 herein shall apply.

3. Cooperation.

(a) Service Recipient and Service Provider shall cooperate and work together in good faith to develop a global transition plan in order to facilitate a smooth and orderly termination of a Service by its applicable Termination Date or at such earlier time as Service Recipient terminates Service Provider’s performance of the Services in accordance with Section 11.

(b) In furtherance of the foregoing, Service Provider will, if requested and at Service Recipient’s expense, provide Service Recipient with reasonable support necessary to transition or migrate the services to Service Recipient or any third party or parties chosen by Service Recipient, which may include, but not be limited to, consulting and training and providing reasonable access to data and other information and to Service Provider’s and its Affiliates’ employees; provided that such activities shall not unduly burden or interfere with Service Provider’s business and operations.

(c) It is understood that it will require significant efforts by the Parties to implement this Agreement and ensure performance hereunder. Service Recipient shall (i) cooperate with and provide Service Provider with such information and documentation as is reasonably necessary for Service Provider to perform the Services; and (ii) perform such other duties and tasks as may be reasonably required to permit Service Provider to perform the Services, including (x) cooperating in obtaining any consents or approvals from third parties necessary to facilitate Service Provider’s ability to provide the Services and (y) conducting such testing as may be reasonably required by Service Provider in connection with any updates or changes to the applicable systems or processes involved in providing a Service, provided that Service Provider has given Service Recipient such prior written notice as set forth in the applicable Services Schedules or, if not contemplated therein, a reasonable time before conducting such testing, taking into account the type and scope of such testing. A Service Provider shall not be deemed to be in breach of its obligations to provide or make available any Service to the extent that Service Recipient has not provided information and access to appropriate personnel that is reasonably necessary for the performance of such Service.

(d) Service Provider shall use best efforts to make or obtain any approvals, permits and licenses and implement any systems as may be necessary for it to perform the Services independently in each country and applicable jurisdiction as soon as practicable following the Distribution Date.

(e) Upon Service Recipient’s written request and without prejudice to any direct rights Service Recipient may have against a Third Party Provider or Service Provider, Service Provider shall use commercially reasonable efforts to pursue any warranty or indemnity under any contract Service Provider or its Affiliates may have with a Third Party Provider with respect to any Service provided to Service Recipient by such Third Party Service Provider.

(f) Service Provider shall use best efforts to obtain, if required, any Third Party License or consent required by any Third Party Provider to provide the applicable Service to Service Recipient, and Service Recipient shall, as necessary, cooperate with Service Provider in obtaining any such Third Party License or consent. If such Third Party License or consent cannot be obtained on commercially reasonable terms, the Parties will use best efforts to arrange for an alternative method of obtaining any such Service on Service Recipient’s behalf (“Alternative Method”), which may include Service Provider providing such Service itself. If there is any Third Party License or consent which was not required as of the date hereof but will subsequently be required before the Termination Date for a particular Service, Service Provider shall identify in writing to Service Recipient such Third Party License or consent within sixty (60) days of the date hereof and in any event no later than thirty (30) days prior to the date such Third Party License or consent is required.

(g) The Parties shall use the fiscal quarter and year ends as set forth in Schedule C in connection with the provision and receipt of applicable Services hereunder, for so long as such Services are being provided.

4. Performance Standards; Reports; Personnel.

(a) Services shall be provided in accordance with the Performance Standards.

(b) It will not be deemed to be a breach of this Agreement if Service Provider fails to meet the Performance Standards because of (i) the failure of Service Recipient to reasonably cooperate with or provide information, facilities, equipment, hardware or software, services or decisions to Service Provider as required hereunder, (ii) changes reasonably deemed to be required by changes in Law, technology or the availability of reasonably commercially available products and services, (iii) changes otherwise permitted hereunder, (iv) changes to the relevant systems, processes or personnel of Service Recipient, or (v) Force Majeure as further provided in Section 8.

(c) Service Provider shall not make changes in the manner of providing a Service unless (i) Service Provider is making similar changes in a Self-Service being performed for itself or its Subsidiaries or such changes are de minimus, in each case so long as such changes do not prevent Service Provider from meeting the Performance Standards, (ii) such changes are required by Service Provider or Service Recipient pursuant to applicable Law, or (iii) Service Recipient provides its prior written consent (which shall not be unreasonably withheld, conditioned or delayed) to such changes (in each case, for the avoidance of doubt, with the costs of any such change to be included in the calculation of Service Costs).

(d) The Parties hereto acknowledge that it is currently contemplated that Leidos will be moving corporate headquarters following the Distribution Date and Leidos and New SAIC shall each cooperate and work in good faith to limit the disruption in any required transition of any Service to such new location.

(e) All Services shall be performed in compliance with applicable Law, including all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations maintained by the U.S. Department of Commerce, Bureau of Industry and Security, the Foreign Corrupt Practices Act and the International Traffic in Arms Regulations maintained by the U.S. Department of State, Directorate of Defense Trade Controls.

(f) Except as provided in the applicable Services Schedule for a Service, in providing, or causing to be provided, the Services, Service Provider shall only provide employees or agents of Service Recipient with access to systems or software to the extent that such employees or agents of Service Recipient or its Subsidiaries had authorized access immediately prior to the Distribution Date, or are replacement employees or agents of Service Recipient or its Subsidiaries.

(g) Unless otherwise set forth in the applicable Services Schedule and except as may be otherwise required (or prohibited) by applicable Law, in performing the Services, Service Provider shall prepare and furnish to Service Recipient reports concerning the Services, which reports shall contain substantially the same data, in substantially the same format, and prepared and delivered on substantially the same timetable, as reports prepared by Service Provider with respect to such Services during the six month period prior to the Distribution Date (excluding any reports solely prepared in contemplation of the Distribution). Upon Service Recipient’s written request for modifications to the reporting and data transfer practices reasonably required to assist Service Recipient in transitioning off the Service, Service Provider shall cooperate and consult in good faith with Service Recipient to make such modifications; provided that if Service Provider reasonably determines in its sole discretion that any such modification may cause Service Provider to be in breach of its other obligations to Service Recipient, then Service Provider shall not be under any obligation to make such modifications.

(h) Service Provider shall make available such personnel as may be required to provide the Services, including any specific personnel designated on the applicable Services Schedule. Except as otherwise provided in the applicable Services Schedule, Service Provider shall have the right to designate which personnel it will assign to perform the Services. Service Provider also shall have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a Third Party Provider (subject to Section 1(c) herein) at any time to perform the Transition Services; provided that Service Provider shall use its commercially reasonable efforts consistent with past practice to limit the disruption to Service

Recipient in the transition of the Services to different personnel; provided further that if a Services Schedule designates a certain person as a “key personnel”, if such person is no longer in the employ of the Service Provider or its Affiliates or is otherwise not available to perform the Services, then the portion of such Service performed by such person may be terminated by Service Recipient upon fifteen (15) days prior written notice to Service Provider, even if prior to the end of the Minimum Service Period. Except as set forth in the Services Schedules, Service Provider shall have no obligation to retain any individual employee for the sole purpose of providing a particular Service.

(i) In the event Service Recipient or any of its Affiliates hires an employee of Service Provider or its Affiliates, and such employee was material to providing Services to Service Recipient, Service Provider shall have the option, in its sole discretion (in addition to any other remedies available to it under the Distribution Agreement or otherwise), upon ten (10) Business Days’ written notice to Service Recipient to suspend its obligations with respect to the Services performed by the hired employee (with a reduction in the applicable Service Costs associated with the hired employee) effective on the date of such employee’s termination of employment with Service Provider. Any provision of Service following a reduction in Service Provider’s obligations pursuant to this Section shall be deemed to be consistent with Service Provider’s obligations under this Agreement, so long as Service Provider satisfies the Performance Standards and the obligations contained in this Section 4 with respect to such Service.

(j) Each Party agrees that it shall be responsible for compliance by its personnel (including any Third Party Provider) performing or otherwise involved with Services with all of the terms and conditions of this Agreement.

(k) Each Party shall notify the other Party in writing as promptly as practicable after becoming aware of any default or breach of this Agreement committed by either it or the other Party. Service Provider shall notify Service Recipient of any event that may reasonably be expected to materially impact a Service provided hereunder.

(l) In the event Service Provider has received a written notice of default or breach in the performance of a Service hereunder (including as a result of material error(s) in the performance of such Service), it will use its best efforts to cure such default or breach. In the event Service Provider is unable to cure such breach or default within thirty (30) days from receipt of notice thereof, in addition to the rights available under Section 11, there shall be an adjustment to Service Costs to reflect the costs to Service Recipient associated with such default, breach or error, including any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining any Third Party Provider to provide such Service or in providing such Service itself.

5. New Services. If, after the date hereof and on or prior to the 90th day following the Distribution Date, the Parties mutually determine that a service required by Service Recipient and provided by Service Provider or one of its Subsidiaries prior to the Distribution Date was inadvertently omitted from the Services Schedules, Service Recipient may request that Service Provider perform such service (“New Service”) in addition to the Services being provided hereunder. Service Provider shall promptly begin performing any New Service consistent with past practice upon a timely written request from Service Recipient (which request may be in the form of email) that includes (a) a description of the New Service, and (b) a schedule for commencing and completing such New Service. Thereafter, Service Provider and Service Recipient shall enter into good faith negotiations to agree to an amendment to the Services Schedules providing for such New Service; provided that if no agreement for an Additional Service Schedule Amendment has been reached in writing in thirty (30) days, such New Service shall be deemed to have a Termination Date of one year from the Distribution Date, with Service Costs as provided for in Section 2(a), calculated as if the amendment to the Services Schedule for such New Service were silent regarding costs and expenses (such amendment or deemed amendment pursuant to the foregoing proviso, an “Additional Service Schedule Amendment”). Any New Service shall be considered a Service hereunder and the Services Schedules shall incorporate, and be deemed to be duly amended by, such Additional Service Schedule Amendment.

6. Intellectual Property; IT Security.

(a) Service Recipient agrees to comply with, and to cause its Subsidiaries to comply with, the terms of any license or other agreement of Service Provider or any of its Affiliates relating to software that is provided to Service Recipient and is used in connection with the provision of any Services hereunder; provided that in the event that Service Provider enters into new software licenses after the Distribution Date, Service Recipient shall have the prior opportunity to review and confirm its ability to comply therewith, which it shall do reasonably and in good faith. In the event that Service Recipient provides notice of its inability to comply therewith, Service Provider may in its sole discretion suspend its provision of any Services under such new software licenses effective after thirty (30) days’ notice of the same. While such Service is suspended, Service Provider shall use commercially reasonable efforts to identify alternative software with accompanying licenses acceptable to Service Recipient. Upon entering into new software licenses acceptable to Service Recipient, Service Provider shall resume or commence providing Service. Service Recipient shall indemnify Service Provider for any claims by third parties arising out of or in connection with Service Recipient’s noncompliance with or violation of software licenses relating to software that is provided to Service Recipient and is used in connection with the provision of any Services hereunder; provided that Service Recipient will not be obligated to indemnify Service Provider for any software that is the subject of an above-described notice of inability to comply with license after the date that Service Provider receives such notice. Subject to the foregoing, the Parties shall cooperate to identify any material licenses or consents necessary for such provision and shall use commercially reasonable efforts to minimize the costs associated therewith.

(b) If the receipt or provision of any Service hereunder requires the use by a Party of the Intellectual Property (other than Trademarks) of the other Party, then such Party and its Affiliates shall have the non-exclusive, royalty-free, non-sublicensable (except as required for its and its Affiliates’ receipt or provision of Services) right and license to use such Intellectual Property for the sole purpose of, and only to the extent necessary for, the receipt or provision of such Services hereunder, pursuant to the terms and conditions of this Agreement. This license does not permit a Party to access, possess, or modify the source code of the other Party or to reverse engineer the software of the other Party. Upon the Termination Date applicable to such Service, or the earlier termination of any Services in accordance with Section 11, the license herein to the applicable Intellectual Property will terminate; and the applicable Service Recipient and/or Service Provider shall cease all use of the Intellectual Property licensed hereunder. Nothing in this Section 6(b) shall be deemed to limit, modify or terminate any License Agreement between the Parties.

(c) Subject to the limited licenses granted in Section 6(b), and unless the Parties expressly agree otherwise in the Services Schedules or in a separate written agreement executed by authorized personnel of each Party, each Party shall exclusively own any Intellectual Property that it creates, develops or invents in connection with the provision of any Services hereunder.

(d) While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of the other Party (whether or not a Service), each Party shall and shall cause each of its Affiliates to, comply with all applicable Laws and adhere in all respects to the other Party’s controlled processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Distribution Date or as communicated to such Party from time to time in writing.

(e) Those employees of Service Recipient and Service Provider (or their respective Affiliates) having access to the other Party’s Systems may be required by Service Provider or Service Recipient, as the case may be, to enter into a customary non-disclosure or similar agreement in connection with, and as a condition to, such access.

7. Records and Audits. Service Provider shall provide to Service Recipient, upon Service Recipient’s request, taking into consideration the financial reporting, internal controls and other public company requirements of the Parties, all information and records reasonably required to maintain full and accurate books relating to the provision of Services to the extent any such information and/or records were provided or maintained during the twelve month period prior to the Distribution Date, excluding any actions taken in contemplation of the Distribution. Upon reasonable notice and reasonable request from the Service Recipient, and at the Service Recipient’s cost, Service Provider shall (a) make available for inspection and copying by Service Receiver’s agents or representatives such information, books and records reasonably relating to the Services during reasonable business hours and (b) certify that the controls in effect prior to the Distribution Date continue to be in effect, or if Service Provider is aware of any instances where such controls are not so in effect, in lieu of certification for such instances, provide a list of such instances and descriptions of the change in such controls thereof. Each Party shall keep and preserve all such aforementioned records for a period of at least eight (8) years from and after the end of the relevant Services term.

8. Force Majeure; Reduction of Services. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible. Notwithstanding the foregoing, Service Recipient shall be entitled to terminate Services so affected by a Force Majeure that continues for a period of fifteen (15) days or more upon five (5) days’ prior written notice in respect of any such delay or failure resulting from any such Force Majeure without any penalty or obligation to pay for Services not performed.

9. TSA Leaders; Dispute Resolution.

(a) Each Party shall nominate in writing one representative to act as the primary contact with respect to the provision and receipt of Services (a “TSA Leader”), with the initial TSA Leaders as listed on Schedule D. Each Party may, at its discretion, from time to time select another individual to serve in these capacities during the term of this Agreement; provided that each Party shall notify the other Party promptly (and in any event within five (5) Business Days) of any change in an individual serving in this capacity, setting forth the name and contact information of the replacement, and stating that such replacement is authorized to act for such Party in accordance with this Section 9(a).

(b) The TSA Leaders shall meet as expeditiously as possible to resolve any dispute hereunder, and notwithstanding anything in Article IX (Dispute Resolution) of the Distribution Agreement to the contrary, in the event any dispute is not so resolved within thirty (30) days, a TSA Leader may provide written notice of such dispute to the General Counsel of each Party (or such other executive as designated by the General Counsel of such Party), who shall attempt within a period of fifteen (15) days following the end of such previous thirty (30) day period to conclusively resolve any such issue, and in the event the dispute remains unresolved following such fifteen (15) day period, the dispute may be submitted to mediation in accordance with Section 9.2 (Mediation) of the Distribution Agreement, and if any dispute remains unresolved after the Mediation Period, such dispute shall be determined, at the request of either Party, by arbitration in accordance with Section 9.3 (Arbitration) of the Distribution Agreement and the other applicable provisions of Article IX (Dispute Resolution) of the Distribution Agreement. Nothing in this Section 9 or any provision of the Distribution Agreement shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any disputes.

(c) In the event of any dispute between the Parties regarding a Service, prior to the applicable Termination Date, Service Provider shall not discontinue the supply of any such Service, unless (i) so provided for in a settlement agreement between the Parties or arbitral determination pursuant to and in accordance with Section 9(b) herein and Article IX of the Distribution Agreement, (ii) Service Recipient has failed to pay Service Provider undisputed amounts for a Service in accordance with the terms hereof, in which case Service Provider may terminate such Service as provided in accordance with Section 11(d); or (iii) as requested by Service Recipient pursuant to a Termination Notice.

10. Disclaimer; Limited Liability.

(a) Service Recipient acknowledges that the Services being provided pursuant to this Agreement are provided as an accommodation to Service Recipient. Other than in the event of Service Provider’s gross negligence or willful misconduct or a violation of applicable Law, Service Provider will not be liable for any error or omission in rendering Services under this Agreement, or for any defect in Services so rendered; provided that if there is a material error in, or failure to provide, any of the Services, Service Provider shall use best efforts to attempt to correct the error and/or provide the Service, or if Service Provider is unable to so correct such error and/or provide the Service, to provide an adjustment to the Service Cost for such Service in reasonable proportion to that which the error and/or failure bears to the Service provided for such month, which adjustment shall include any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining a Third Party Provider to provide such Service or in providing such Service itself.

(b) Service Provider shall have no responsibility to maintain insurance to cover any loss or damage to goods or equipment to which Service Recipient has title that are in the possession or control of Service Provider, its Affiliates or a Third Party Provider as a result of this Agreement and the risk of loss with respect to such goods or equipment shall be solely with Service Recipient. Service Recipient shall obtain from its insurance company a waiver of subrogation on behalf of Service Provider and its Subsidiaries effective as of Distribution Date. Service Recipient shall have no responsibility to maintain insurance to cover any loss or damage to goods or equipment to which Service Provider has title that are in the possession or control of Service Recipient or its Subsidiaries as a result of this Agreement and the risk of loss with respect to such goods or equipment shall be solely with Service Provider. Service Provider shall obtain from its insurance company a waiver of subrogation on behalf of Service Recipient and its Subsidiaries effective as of the Distribution Date.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTIBILITY, ACCURACY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION) ARE MADE BY SERVICE PROVIDER OR ANY OF ITS AFFILIATES WITH RESPECT TO THE PROVISION OF SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES NOT SET FORTH IN THIS AGREEMENT ARE HEREBY WAIVED AND DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER NO CIRCUMSTANCES, INCLUDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY, SHALL SERVICE PROVIDER BE LIABLE FOR, INCLUDING BUT NOT LIMITED TO, ANY LOST PROFITS, LOSS OF BUSINESS, INTERRUPTION OF BUSINESS, REMITTANCES, COLLECTIONS, INVOICES, PENALTIES, INTEREST OR FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES CAUSED BY THE PERFORMANCE OF, ANY DELAY IN THE PERFORMING, FAILURE TO PERFORM OR DEFECTS IN THE PERFORMANCE OF, THE SERVICES CONTEMPLATED TO BE PERFORMED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT INCURRED BY SERVICE RECIPIENT IN CONNECTION WITH A PROCEEDING BY A THIRD PARTY.

11. Term of Agreement and Service Termination Dates.

(a) This Agreement (other than Sections 9, 10, 11 and 13) shall terminate upon the last of the Termination Dates in respect of all Services to be provided hereunder; provided that the rights of the Parties in respect of any claims that have accrued prior to such termination shall survive such termination.

(b) For each Service, the “Termination Date” shall be the date specified for a Service on the applicable Services Schedule; provided that the Parties may mutually agree to extend any Service for a reasonable period and such Service may be terminated earlier as provided in this Agreement or in the applicable Services Schedule.

(c) For each Service, the minimum service period (“Minimum Service Period”), if any, during which Service Recipient is obligated to receive such Service is set forth in each Service Schedule.

(i) Service Recipient may terminate any Service on or after its Minimum Service Period and prior to its Termination Date by providing to Service Provider written notice of termination, which shall be deemed irrevocable upon delivery (a “Termination Notice”), by the date as set forth in the applicable Services Schedule, or if no such date is specified, not less than ninety (90) days before the date of such earlier termination or as otherwise may be mutually agreed to by the Parties; provided that if the Services Schedule indicates that any Service is dependent on one or more other Services, then each such Service must be terminated together; provided further that any termination may be on a location by location basis if so indicated on the Services Schedules. If no Minimum Service Period is provided in a particular Services Schedule, such Service may be terminated by Service Recipient at any time before its Termination Date as may be mutually agreed by the Parties.

(ii) Upon the receipt of a Termination Notice, if Service Provider is unable to transition the applicable Service to the Service Recipient or its designee in a commercially reasonable manner which does not unduly disrupt the Service on the requested termination date, Service Provider shall use commercially reasonable efforts consistent with past practice to transition such Service as soon as possible, and any resulting third party, out-of-pocket costs to Service Recipient shall be shared equally between Service Provider and Service Recipient.

(d) In the event either Party breaches or defaults in the performance of a Service, and if such breach or default is not cured within thirty (30) days after written notice from the other Party specifying such breach or default as provided in Sections 4(k) and (l), then the Service Recipient may at any time thereafter terminate, at its option, any such Service that is the subject of such default by giving five (5) days prior written notice to Service Provider.

12. Independent Contractor. The Parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge (a) that Service Provider is an independent contractor with respect to Service Recipient in all respects, including the provision of the Services, and (b) that the Parties are not partners, joint venturers, employees or agents of or with each other.

13. Confidentiality.

(a) Any Confidential Information of either Party shall be subject to Section 8.6 of the Distribution Agreement, provided that a Party’s Confidential Information may be used in connection with the provision and receipt of the Services and Confidential Information may be provided to Third Party Providers to the extent required to perform any such Service, provided that such Third Party Provider is subject to appropriate and customary confidentiality obligations. In connection with any permitted disclosure of this Agreement to any third party, each Party shall redact the portions of the Services Schedules that are not relevant to such third party’s inquiry.

(b) It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 13 and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach, but shall be in addition to all other remedies herein described available at law or equity.

14. Beneficiary of Services; No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto, and nothing expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, whether as a third-party beneficiary or otherwise. Each Party agrees, and each Party in its capacity as a Service Recipient represents and warrants, that the Services shall be provided solely to, and shall be used solely by, Service Recipient and its Subsidiaries. Service Recipient shall not resell or provide the Services to any other Person, or permit the use of the Services by any Person other than Service Recipient and its Subsidiaries.

15. Entire Agreement. This Agreement, together with the Distribution Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Ancillary Agreement, the Parties agree that this Agreement shall govern. The Parties agree that, in the event of an express conflict between the terms of this Agreement and a Services Schedule, the terms of the Services Schedule shall govern.

16. Amendment; Waiver. This Agreement and the Services Schedules may be amended, and any provision of this Agreement may be waived, if but only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is effective. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

17. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given as follows:

if to Leidos or to any of its Affiliates:

Leidos Corporation

1710 SAIC Drive

McLean, VA 22102

Attn: General Counsel

if to New SAIC or to any of its Affiliates:

Science Applications International Corporation

1710 SAIC Drive

McLean, VA 22102

Attn: General Counsel

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for the purpose of notice to the other Parties. Each such notice, request or other communication shall be effective (a) if given by fax, when such fax is transmitted to the fax number specified in this Section 17 and evidence of receipt is received or (b) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 17.

18. Non-Assignability. Neither this Agreement nor any of the rights, interests or obligations of either Party hereunder may be assigned or transferred by any such Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), and any purported assignment, without such prior written consent shall be null and void; provided that a Party may assign or transfer all its rights hereunder without such consent to an acquirer in connection with a sale of all or substantially all of its assets or other similar change in control of such Party.

19. Further Assurances. From time to time after the date hereof, without further consideration, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably proper or advisable under applicable Law, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transition contemplated hereby.

20. Definitions and Rules of Construction.

(a) Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in the Distribution Agreement.

(b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(c) Whenever the words “include”, “including”, or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.

(d) As used in this Agreement, the plural shall include the singular and the singular shall include the plural.

21. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 21, provided that receipt of copies of such counterparts is confirmed. This Agreement shall become effective when each Party has received a counterpart hereof signed by the other Party hereto.

22. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23. Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and the Parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void, or unenforceable provision.

24. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

SAIC, INC.

By:

Name:

Title:

SAIC GEMINI, INC.

By:

Name:

Title:

SCHEDULE A

Service Provider: Leidos

Service Recipient: New SAIC

Service to be provided:

SCHEDULE B

Service Provider: New SAIC

Service Recipient: Leidos

Service to be Provided:

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SCHEDULE C

Fiscal Calendar

Fiscal 2014 (February 1, 2013 – January 31, 2014)

First Quarter End – May 3, 2013

Second Quarter End – August 2, 2013

Third Quarter End – November 1, 2013

Fourth Quarter End – January 31, 2014

Fiscal 2015 (February 1, 2014 – January 30, 2015)

First Quarter End – May 2, 2014

Second Quarter End – August 1, 2014

Third Quarter End – October 31, 2014

Fourth Quarter End – January 30, 2015

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SCHEDULE D

The initial TSA Leaders for Leidos and New SAIC shall be Charles L. Kanewske and Thomas G. Baybrook, respectively.

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